                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12



                          @TRACK Communications, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required.

   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

        -----------------------------------------------------------------------

   (2)  Aggregate number of securities to which transaction applies:

        -----------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        -----------------------------------------------------------------------

   (4)  Proposed maximum aggregate value of transaction:

        -----------------------------------------------------------------------

   (5)  Total fee paid:

        -----------------------------------------------------------------------

   [ ]  Fee paid previously with preliminary materials.

   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

        -----------------------------------------------------------------------

   (2)  Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

   (3)  Filing Party:

        -----------------------------------------------------------------------

   (4)  Date Filed:

        -----------------------------------------------------------------------

[@TRACK COMMUNICATIONS LOGO]

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 23, 2000

TO THE STOCKHOLDERS OF @TRACK COMMUNICATIONS, INC.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of @TRACK Communications, Inc. will be held at our principle executive office at 1155 Kas Drive, Suite 100, Richardson, Texas 75081 on Tuesday, May 23, 2000, at 2:00 p.m., to consider and vote on the following proposals:

        1. Election of four directors to hold office until the next Annual Meeting of Stockholders and until their respective successors shall have been duly elected and qualified.

        2. Ratification of Arthur Andersen, LLP as our independent accountants for 2000.

        3. Amendment of Amended & Restated 1994 Stock Option Plan to permit non-employee members of the Board of Directors to participate in the Option Plan

        4. Transaction of such other business as may properly come before the meeting.

     The foregoing items of business are more fully described in the attached proxy statement.

     Stockholders of record as of March 24, 2000, will be entitled to vote at this Annual Meeting. A holder of shares of @TRACK Communications, Inc.'s common stock is entitled to one vote, in person or by proxy, for each share of common stock owned by such holder on all matters properly brought before the Annual Meeting.

     All stockholders of @TRACK Communications, Inc. are invited to attend the annual meeting. Whether or not you expect to attend the annual meeting, we urge you to sign, date and promptly return the enclosed proxy card to assure your representation at the meeting. You can revoke your proxy at any time before it is voted.

     This Proxy Statement, voting instruction card and 1999 Annual Report are being distributed on or about April 26, 2000.

                                            By Order of the Board of Directors

                                            /s/ J. RAYMOND BILBAO
                                            J. Raymond Bilbao
                                            Secretary

Richardson, Texas
April 26, 2000

                              PROXY STATEMENT FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 23, 2000

                         GENERAL QUESTIONS AND ANSWERS

Q:     WHAT AM I VOTING ON?
A: Re-election of four directors (Jana A. Bell, Stephen L. Greaves, Gerry C. Quinn and John T. Stupka), ratification of Arthur Andersen, LLP as @TRACK Communications, Inc.'s independent accountants and amendment of the Company's Stock Option Plan to permit non-employee members of the Board of Directors to participate in the Stock Option Plan.

Q:     WHO IS ENTITLED TO VOTE?
A:     Stockholders as of the close of business on March 24, 2000 (the Record
       Date). Each share of common stock is entitled to one vote.

Q:     HOW DO I VOTE?
A:     You can vote by completing, signing and returning your proxy card.

Q:     HOW DOES DISCRETIONARY AUTHORITY APPLY?
A: If you sign your proxy card, but do not make any selections, your shares will be voted in favor of the nominees for election of directors, for the ratification of Arthur Andersen, LLP, and for the amendment of the Company's Stock Option Plan.

Q:     IS MY VOTE CONFIDENTIAL?
A: Yes. Only the inspector, ChaseMellon Shareholders Services, LLC, and certain employees will have access to your proxy card. All comments will remain confidential, unless you ask that your name be disclosed.

Q:     WHO WILL COUNT THE VOTES?
A: ChaseMellon Shareholder Services, LLC will tabulate the votes and act as inspector of election.

Q:     WHAT CONSTITUTES A QUORUM?
A: As of March 24, 2000, 25,319,731 shares of common stock were issued and outstanding. A majority of the outstanding shares, present or represented by proxy, constitutes a quorum. The affirmative vote of a majority of the outstanding shares, present or represented by proxy, is necessary to approve the amendment of the Amended & Restated 1994 Stock Option Plan or to elect a director. If you vote by proxy card, you will be considered part of the meeting. ChaseMellon Shareholder Services LLC will count abstentions and broker non-votes in determining whether we have a quorum at the meeting. If you are present or represented by a proxy at the Annual Meeting and you abstain, your abstention will have no effect on the election of directors, but will have the same effect as a vote against the ratification of Arthur Andersen, LLP and the amending of the Amended & Restated 1994 Stock Option Plan.

Q:     WHAT PERCENTAGES OF STOCK DO THE DIRECTORS AND OFFICERS OWN?
A: Approximately 1% of our common stock as of December 31, 1999. (See page 16 for more details.)

Q:     WHO ARE THE LARGEST PRINCIPAL STOCKHOLDERS?
A: Erin Mills Stockholders, which includes shares owned of record by Erin Mills International Investment Corporation and The Erin Mills Investment Corporation, owned 9,088,326 shares, or 35.9%, collectively, as of December 31, 1999.

       Southwestern Bell Wireless Holdings, Inc owned preferred stock and warrants that are convertible into 6,600,000 shares of common stock, or 26.0%, as of December 31, 1999.

       Carlyle Stockholders (which includes Carlyle-HighwayMaster Investors, L.P., Carlyle-HighwayMaster Investors II, L.P. and TC Group, L.L.C.) owned 2,723,468 shares, or 10.8%, collectively, as of December 31, 1999.

Q:     WHEN ARE THE STOCKHOLDER PROPOSALS DUE FOR THE MEETING IN 2001?
A: Stockholder proposals must be in writing and must be received by @TRACK Communications, Inc., 1155 Kas Drive, Suite 100, Richardson, Texas, 75081, no later than December 13, 2000.

Q:     WHO WILL PAY THE SOLICITATION EXPENSES?
A: We will pay the cost of preparing and distributing this proxy statement and the cost of soliciting votes. We will reimburse stockbrokers and other custodians, nominees and fiduciaries for forwarding proxy and solicitation material to the owners of common stock.

Q:     WHAT IF I SIGN AND RETURN MY PROXY, BUT LATER CHANGE MY MIND?
A: You may revoke your proxy at any time before it is voted by doing one of the following:

           - Sending a notice revoking your proxy to our Secretary at 1155 Kas Drive, Suite 100, Richardson, Texas 75081;

           - Signing and mailing to us a proxy bearing a later date; or

           - Coming to our meeting and voting in person.

Q: WHEN DID THE COMPANY CHANGE ITS CORPORATE NAME FROM HIGHWAYMASTER COMMUNICATIONS, INC. TO @TRACK COMMUNICATIONS, INC.?
A: The amendment to the Company's Certificate of Incorporation to effect the corporate name change was effective April 10, 2000. The amendment to the Company's Certificate of Incorporation was approved by: (a) the Board of Directors of the company by unanimous written consent dated March 20, 2000; (b) the majority of holders of common stock of the Company by a written consent in lieu of special meeting of the shareholders dated as of March 20, 2000; and (c) the sole holder of Series D Convertible Preferred stock of the Company.

                                   PROPOSALS

1. RE-ELECTION OF DIRECTORS

     Nominees for re-election this year are:

        - Jana A. Bell (director since 1998);

        - Stephen L. Greaves (director since 1994);

        - Gerry C. Quinn (director since 1992); and

        - John T. Stupka (director since 1998).

     The nominees named above have indicated they are able and willing to serve as directors. If any nominee is unable to serve, the nominee approved by the proxy card will vote the shares covered by that proxy card for such substitute nominee as the Board of Directors may select. Stockholders can withhold authority to vote for any nominee by entering the name of that nominee in the space provided for such purpose on the proxy card.

     Each director will be elected if the number of shares of common stock present at the Annual Meeting voted in favor of his election is greater than shares voted against his election.

     The Board of Directors recommends that you vote in favor of each nominee.

2. RATIFICATION OF ARTHUR ANDERSEN, LLP AS INDEPENDENT ACCOUNTANTS

     The Board of Directors has selected Arthur Andersen, LLP as @TRACK Communications, Inc.'s independent accountants for 2000. Arthur Andersen, LLP has audited our financial statements since

October 13, 1999. Representatives of Arthur Andersen, LLP will attend the Annual Meeting to answer questions and may make a statement if they so desire.

     The selection of Arthur Andersen, LLP as our independent accountants does not need to be ratified by the stockholders. If the choice of Arthur Andersen, LLP is not ratified, the Board of Directors and the Audit Committee will reconsider the retention of Arthur Andersen, LLP. If the selection of Arthur Andersen, LLP is ratified by the stockholders, the Board of Directors and the Audit Committee may direct the appointment of a different independent accounting firm at any time during 2000.

     The affirmative vote of a majority of the shares present is needed to ratify Arthur Andersen, LLP as independent accountants for 2000.

     The Board of Directors recommends that you vote in favor of ratifying Arthur Andersen, LLP as the independent accountants for 2000.

3. AMENDMENT OF AMENDED & RESTATED 1994 STOCK OPTION PLAN

     Currently, the Company's Amended & Restated 1994 Stock Option Plan (the "Stock Option Plan") only permits employees of the Company to participate. In order to assist the Company in attracting qualified Board members, the Board approved the amendment of the Company's Stock Option Plan to permit non-employee members of the Board of Directors of the Company to be eligible to participate in the Stock Option Plan. Thus, the Company would be able to grant stock options to current and prospective Board members. A copy of the proposed Amendment to the Stock Option Plan is attached hereto as Exhibit "A."

     The affirmative vote of a majority of the shares present is needed to amend the Company's Stock Option Plan.

     The Board of Directors recommends that you vote in favor of amending the Company's Stock Option Plan.

                         DIRECTORS & EXECUTIVE OFFICERS

DIRECTORS

     The following individuals are directors of @TRACK Communications, Inc. We are soliciting your vote with respect to the election of the @TRACK Communications, Inc. Board of Directors.

     JANA A. BELL -- PRESIDENT, CHIEF EXECUTIVE OFFICER AND DIRECTOR SINCE SEPTEMBER 1998

     Ms. Bell, age 36, was initially employed by @TRACK Communications, Inc. in June 1998 as its Executive Vice President and Chief Financial Officer. In September 1998, Ms. Bell was promoted to President and Chief Executive Officer and she continued to act in the Chief Financial Officer capacity until November 1998. From March 1992 to June 1998, Ms. Bell was employed in a variety of capacities by AT&T Wireless Services and by its predecessors, LIN Broadcasting and McCaw Cellular Communications, Inc. She was initially employed as Director of Financial Planning and Control in March 1992 for LIN Broadcasting. In May 1994, she became Director of Finance for McCaw Properties. From January 1996 to June 1998 she served in various executive positions over the Southwest region of AT&T Wireless including Vice President and Chief Financial Officer since 1997. She last served as AT&T Wireless' Central United States Vice President of Operations from March 1998 until she left to join @TRACK Communications, Inc. Prior to her employment at AT&T Wireless, Ms. Bell practiced public accounting for Ernst & Young LLP, last serving as an audit manager.

     STEPHEN L. GREAVES -- DIRECTOR SINCE JUNE 1994

     Mr. Greaves, age 41, has served as President of Erin Mills International Investment Corporation, a private venture capital fund and stockholder of @TRACK Communications, Inc., since February 1997 and also served as General Manager from April 1993 to February 1997. From January 1992 until March 1993, Mr. Greaves worked as a private marketing consultant, and from January 1989 to December 1991, he served as Marketing Planner for Esso Standard Petroleum Oil. Mr. Greaves also serves as a director of Erin Mills International Investment Corporation, MotorVac Technologies, Inc., NewMed Corporation and several other privately held companies.

     GERRY C. QUINN -- DIRECTOR SINCE 1992

     Mr. Quinn, age 51, served as President of The Eighteen Wheeler Corporation and The F.B.R. Eighteen Corporation, both of which were affiliates of @TRACK Communications, Inc., from April 1992 until February 1994. Mr. Quinn has served as President of The Erin Mills Investment Corporation, since July 1989, and as Executive Vice President of The Erin Mills Development Corporation, a real estate development company and stockholder of @TRACK Communications, Inc., since September 1989. Prior to joining Erin Mills Investment Corporation, Mr. Quinn served as a senior officer in Magna International Inc. and Barrincorp, both publicly traded companies, and he served as a partner in the public accounting firm of Ernst & Young. Currently Mr. Quinn is also a Director of MotorVac Technologies, Inc.

     JOHN T. STUPKA -- DIRECTOR SINCE JUNE 1998

     Mr. Stupka, age 50, currently serves as President -- Wireless Solutions of MCI Worldcom Wireless Solutions. Previously, Mr. Stupka served as President, Chief Executive Officer and as a director of SkyTel Communications, Inc., formerly known as Mobile Telecommunication Technologies Corp. Prior to joining SkyTel, Mr. Stupka served as Senior Vice President -- Strategic Planning of SBC Communications, Inc. from August 1995 to August 1996 and as President and Chief Executive Officer of Southwestern Bell Mobile Systems, Inc. from November 1985 to August 1995. Mr. Stupka is also a director of CellStar Corp.

EXECUTIVE OFFICERS

     DAVID H. BAGLEY -- VICE PRESIDENT OF NETWORK OPERATIONS OF @TRACK COMMUNICATIONS, INC. SINCE DECEMBER 1999

     Mr. Bagley, age 46, joined @TRACK Communications, Inc. in October 1992 as Director of Field Services and has since held several director-level positions which utilized his 27 years of telecommunications experience. Before joining @TRACK Communications, Inc., Mr. Bagley served as Vice President, South Central Division at Comstock Communications from 1987 to 1992. From 1973 to 1987, Mr. Bagley held various operational and technical management positions at Southwestern Bell Telecom, United Technologies Communications Company and General Dynamics Communications Company.

     JANA A. BELL -- PRESIDENT, CHIEF EXECUTIVE OFFICER AND DIRECTOR OF @TRACK COMMUNICATIONS, INC. SINCE SEPTEMBER 1998

     Please refer to page 3 for information regarding Ms. Bell.

     J. RAYMOND BILBAO -- GENERAL COUNSEL AND SECRETARY OF @TRACK
COMMUNICATIONS, INC. SINCE FEBRUARY 1999

     Mr. Bilbao, age 33, was initially employed by @TRACK Communications, Inc. in June 1997 as Associate General Counsel. He served in that position until February 1999, when he was promoted to General Counsel and Secretary. From September 1996 to June 1997, Mr. Bilbao was a Senior Associate Attorney at Neligan & Averch, LLP, a Dallas-based law firm, where he represented technology clients in corporate and litigation matters. From September 1995 to September 1996, Mr. Bilbao was employed by Value-Added Communications, Inc., a Dallas-based telecommunications company, last serving as its Vice President and General Counsel. Mr. Bilbao also previously served as an associate attorney at the law firms of Haney & Tickner, P.C. and Renfro, Mack & Hudman, P.C. Mr. Bilbao earned his Juris Doctor degree in 1992 from St. Mary's University where he served as a writer for the St. Mary's Law Journal. Mr. Bilbao is licensed to practice law in the state of Texas and is admitted to practice before the United States District Court for the Northern District of Texas.

     TODD A. FELKER -- SENIOR VICE PRESIDENT -- SALES, MARKETING AND ACCOUNT MANAGEMENT OF @TRACK COMMUNICATIONS, INC. SINCE JUNE 1998

     From May 1994 to June 1998, Mr. Felker, age 39, was employed in several marketing management and product planning positions of increasing responsibility for AT&T Wireless, last serving as its Vice President of Marketing, Central Area which encompassed 15 states, 1.6 million customers and over $1 billion in annual revenue. From May 1989 to May 1994, Mr. Felker held Manager of Marketing Development and Director of Marketing positions at Crown Media, Inc. and a predecessor, Cencom Cablevision. From June 1982 to May 1989, Mr. Felker worked with D'Arcy Masius Benton & Bowles, an advertising firm, where he last served as a Manager of Media Planning and Research developing and implementing media plans for Southwestern Bell Telephone and Banquet Frozen Foods.

     ROBERT J. LAMBERT, JR. -- VICE PRESIDENT OF INFORMATION TECHNOLOGY OF @TRACK COMMUNICATIONS, INC. SINCE DECEMBER 1999

     Mr. Lambert, age 41, was originally employed by @TRACK Communications, Inc. as Director of Information Systems in September 1997. Mr. Lambert transitioned into the role of director of Revenue Assurance and Billing, using his 20 years of information systems and operations experience to successfully manage the billing and collection operations for @TRACK Communications, Inc.'s entire customer base. From 1995 to 1997, Mr. Lambert served as Director of Retail Operations for CellStar, where he was responsible for the financial and operational focus of the $100+ million organization. From 1986 to 1995, he was employed at KPMG Peat Marwick as a Consulting Senior Manager.

     ROBERT W. LAMERE -- SENIOR VICE PRESIDENT OF TRANSPORTATION SYSTEMS OF @TRACK COMMUNICATIONS, INC. SINCE MARCH 1997

     Mr. LaMere, age 47, has over 17 years of experience in the transportation industry. From 1993 to March 1997, he served as the General Manager of Spirit Systems, the division of Burlington Motor Carriers responsible for all of its data and telecommunications needs and a support and services provider to other transportation companies. From 1990 to 1993, Mr. LaMere served as the Vice President of Information Systems at Burlington.

     C. MARSHALL LAMM -- SENIOR VICE PRESIDENT OF OPERATIONS OF @TRACK COMMUNICATIONS, INC. SINCE DECEMBER 1999

     Mr. Lamm, age 49, joined @TRACK Communications, Inc. in March 1999 as Director of Operations Planning. He served as Vice President of Manufacturing Operations from June 1999 to December, 1999 when he became Senior Vice President of Operations. Mr. Lamm came to @TRACK Communications, Inc. from TPN, Inc., a provider of satellite television programming, where he served as Vice President of Operations. From 1993 to 1998, Mr. Lamm served as Director of Product Distribution for AT&T Wireless Services. Prior to 1993, Mr. Lamm compiled over 22 years of high-tech electronics manufacturing experience that spans the defense, personal computing, healthcare and telecommunications industries. Mr. Lamm is a Quality Award recipient at AT&T Wireless Services for managing the team that developed and implemented the national distribution operation.

     LOUIS MCANALLY -- VICE PRESIDENT OF ACCOUNT MANAGEMENT OF @TRACK COMMUNICATIONS, INC. SINCE DECEMBER 1999

     Mr. McAnally, age 51, has served @TRACK Communications, Inc. in a variety of management and executive positions, including Vice President National Accounts and Vice President Customer Service. Mr. McAnally is currently responsible for the account management in the field, which includes customer implementation as well as ongoing support for key customers. Prior to joining @TRACK Communications, Inc., Mr. McAnally was Director of SLW Response Group, a subsidiary of Saunders, Lubinski & White and owner of Graphic Response, a full service marketing and advertising firm.

     PIERRE H. PARENT -- SENIOR VICE PRESIDENT AND CHIEF TECHNOLOGY OFFICER OF @TRACK COMMUNICATIONS, INC. SINCE JULY 1999

     Mr. Parent, age 37, joined @TRACK Communications, Inc. with 15 years of wireless telecommunications experience in July 1999 as Senior Vice President of Technology and Business Development. Mr. Parent comes to @TRACK Communications, Inc. from AT&T Business Services in Dallas where he most recently served as Sales Director-Advanced Services. From 1995 through 1998, Mr. Parent was Director of Advanced Products and New Technology and guided the development and implementation of mobile and fixed telecommunications solutions based on customers' specific application requirements. In addition to his sales and telecommunications solutions experience, Mr. Parent has held various engineering positions at AT&T Wireless Services and US West New Vector Group.

     W. MICHAEL SMITH -- EXECUTIVE VICE PRESIDENT, CHIEF FINANCIAL OFFICER AND TREASURER OF @TRACK COMMUNICATIONS, INC. SINCE NOVEMBER 1998

     Mr. Smith, age 35, joined @TRACK Communications, Inc. after serving from 1997 to 1998 as Vice President of Finance and Chief Financial Officer for TPN, Inc., a provider of digital satellite programming. Mr. Smith was employed by AT&T Wireless Services from 1994 to 1997, where he served as Director of Financial Planning and Control from 1994 to 1996 and as Director of Finance and Controller from 1996 to 1997. Prior to his employment at AT&T Wireless, Mr. Smith practiced public accounting for Arthur Andersen & Co., last serving as a financial consultant and audit manager primarily representing high technology clients. Mr. Smith earned a Masters in Accounting at the University of North Texas and is a Certified Public Accountant.

     STEPHEN P. TACKE -- VICE PRESIDENT AND CONTROLLER OF @TRACK COMMUNICATIONS, INC. SINCE AUGUST 1995

     From August 1996 to August 1997, Mr. Tacke, age 53, served as acting Chief Financial Officer of @TRACK Communications, Inc. From July 1991 through August 1995, Mr. Tacke was an independent financial consultant. Prior to July 1991, Mr. Tacke practiced public accounting for 22 years with PriceWaterhouse, last serving as an audit partner.

     KEN VANDAGRIFF -- VICE PRESIDENT OF CUSTOMER OPERATIONS OF @TRACK COMMUNICATIONS, INC. SINCE DECEMBER 1999

     Since January 1995, Mr. Vandagriff, age 43, has served @TRACK Communications, Inc. in several positions of increasing responsibility since 1995 including Director of Customer Care, Director of Technical Services, Director of Information Technology, and Director of System Architecture and Vice President of Network Operations. From 1989 to 1993, Mr. Vandagriff was employed at Ventura Software, holding management positions in product support, quality assurance and information technology. From 1978 to 1988, Mr. Vandagriff served Xerox Corporation in various management and technology positions.

     JONATHAN L. WIENER -- VICE PRESIDENT OF SALES OF @TRACK COMMUNICATIONS, INC. SINCE DECEMBER 1996

     Mr. Wiener, age 40 comes to @TRACK Communications, Inc with over 17 years of experience directing sales efforts specifically targeting technology products and services. Mr. Wiener initially joined @TRACK Communications, Inc. as Vice President of Sales for the Eastern Region in 1996. His expertise in serving Fortune 500 Information Technology environments and their initiatives has intimately involved him with the issues associated with linking technology life cycle planning with strategic business process directives. Previously, Mr. Wiener was at Penton, Inc., a developer of vertical market application software, for statistical process control, preventive maintenance, and warehousing and distribution. Mr. Wiener also served at Ziff Davis Communications Company, a developer and provider of information services for the technology community.

     There are no family relationships among the directors and executive officers of @TRACK Communications, Inc.

ORGANIZATION OF THE BOARD OF DIRECTORS AND MEETINGS

     The Board of Directors is currently comprised of four directors. Two directors represent certain of the principal beneficial owners of @TRACK Communications, Inc.'s common stock and one director is an officer of the Company. See "Security Ownership of Certain Beneficial Owners and Management" and "Certain Relationships and Related Transactions." All directors serve until the next annual meeting of the stockholders or until their respective successors are duly elected and qualified.

     During 1999, the Board of Directors held seven special meetings. The standing committees of the Board of Directors currently consist of a Compensation Committee, an Audit Committee and a Nominating Committee.

     The Compensation Committee is responsible for the administration of, and the determination of strategy and policy matters related to, the Amended and Restated 1994 Stock Option Plan. The Compensation Committee also reviews the future compensation of Jana A. Bell and other company executives, as necessary. None of the Compensation Committee members is an officer or employee of @TRACK Communications, Inc. and none holds options granted under @TRACK Communications, Inc.'s Stock Option Plan. During 1999, the Compensation Committee, which was composed of Gerry Quinn, former director Terry S. Parker and Stephen L. Greaves, met three times. The Compensation Committee is currently composed of Gerry C. Quinn, Stephen L. Greaves and John Stupka.

     The Audit Committee, with management and @TRACK Communications, Inc.'s independent accountants, determines the adequacy of internal controls and other financial reporting matters. During 1999, the Audit Committee, which was composed of former director William C. Kennedy, Jr., former director Terry S. Parker and Gerry C. Quinn, met four times.

     The Nominating Committee was formed pursuant to the Amended Stockholders' Agreement which requires the Board of Directors to select a three-member Nominating Committee composed of one "Erin Mills" director, one "By-Word" director and one "Carlyle" director. The Nominating Committee also considers and makes nominations for additional outside directors for election by the Board of Directors. During 1999, the Nominating Committee was composed of Gerry C. Quinn as the Erin Mills member, former director William C. Kennedy as the By-Word member and former director Terry S. Parker in lieu of the Carlyle member, to serve until such time, if any, as Carlyle selects a board member who is appointed to the Nominating Committee. The Nominating Committee held one meeting during 1999. See "Certain Relationships and Related Party Transactions." The Nominating Committee will consider nominees recommended by our stockholders. Any stockholder wishing to make a nomination should send a letter providing the name, address, phone number and resume of the nominee to our offices, to the attention of the Nominating Committee.

     During 1999, each director attended at least 75% of the meetings of the Board of Directors and of the meetings of committees on which he served.

INDEMNIFICATION

     @TRACK Communications, Inc. indemnifies each person who is or was:

     - a director, officer, employee or agent of @TRACK Communications, Inc.; or

     - serving at @TRACK Communications, Inc.'s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, judgments, fines and amounts incurred in that capacity. @TRACK Communications, Inc. will indemnify only for actions taken:

     - in good faith in a manner the indemnified person reasonably believed to be in or not opposed to the best interests of @TRACK Communications, Inc.; or

     - with respect to criminal proceedings, not unlawful. @TRACK Communications, Inc. will also advance to the indemnified person payments incurred in defending a proceeding to which indemnification might apply provided, the recipient agrees to repay all such advanced amounts if it is ultimately determined that such person is not entitled to be indemnified. The Bylaws specifically provide that the indemnification rights granted thereunder are nonexclusive. In accordance with the Bylaws and the Amended Stockholders' Agreement between @TRACK Communications, Inc. and certain of its stockholders, @TRACK Communications, Inc. has purchased insurance on behalf of its directors and officers in amounts it believes to be reasonable.

COMPENSATION OF DIRECTORS

     The Board of Directors has the authority to fix the compensation of directors. The Bylaws and the Amended Stockholders' Agreement provide that directors may be reimbursed for reasonable expenses for their services to @TRACK Communications, Inc., and may be paid either a fixed sum for attendance at each Board of Directors meeting or a stated annual director fee. @TRACK Communications, Inc. currently reimburses its directors for travel expenses. @TRACK Communications, Inc. provides John T. Stupka with an annual director's fee of $25,000. @TRACK Communications, Inc. has granted John Stupka options to purchase 3,798 shares of common stock at exercise prices of $2.50 per share. These options were not granted pursuant to @TRACK Communications, Inc.'s Stock Option Plan, and therefore, unlike options granted under the plan, such options have not been registered under the Securities Act of 1933, as amended.

COMPENSATION OF CERTAIN EXECUTIVE OFFICERS

  General

                           SUMMARY COMPENSATION TABLE

     The following is a table describing compensation awarded, paid to or earned by the Chief Executive Officer and the other four most highly compensated executive officers (rounded to the nearest dollar), for each of the last three fiscal years. Some of the persons named below are employed by @TRACK Communications, Inc. pursuant to employment contracts. Those contracts are described on page 10.

                                                                           LONG TERM
                                                                         COMPENSATION
                                                                            AWARDS
                                                        ANNUAL           -------------
                                                     COMPENSATION         SECURITIES
                                                 ---------------------    UNDERLYING      ALL OTHER
                                                  SALARY       BONUS       OPTIONS/      COMPENSATION
NAME AND PRINCIPAL POSITION               YEAR   (DOLLARS)   (DOLLARS)   SARS (SHARES)   (DOLLARS)(1)
---------------------------               ----   ---------   ---------   -------------   ------------
Jana A. Bell............................  1999    300,000     187,500            --             --
  President and Chief Executive Officer
     for                                  1998    159,753      80,000       500,000             --
  @TRACK Communications, Inc.             1997         --          --            --             --
Kenneth Westerlage......................  1999    128,881      13,477            --        105,850
  Former Senior Vice President            1998    127,008       5,000            --             --
  for @TRACK Communications, Inc.         1997    122,333      350.00            --             --
Todd A. Felker..........................  1999    150,000      82,087        71,000             --
  Senior Vice President of Sales and      1998     79,038      50,000        30,000             --
  Marketing for @TRACK                    1997         --          --            --             --
  Communications, Inc.
William H. McCausland...................  1999    150,000      65,777        51,000             --
  Senior Vice President, Operations for   1998    147,396      45,000        20,000             --
  @TRACK Communications, Inc.             1997    127,083      35,000            --             --
W. Michael Smith........................  1999    150,000      33,000         1,000             --
  Executive Vice President and Chief      1998      7,403      30,000       125,000             --
  Financial Officer for @TRACK            1997         --          --            --             --
  Communications, Inc.

---------------

(1) The components of All Other Compensation are:

        - Mr. Westerlage received compensation as the result of his exercise of 66,974 stock options and sale of shares of common stock of the Company acquired through his stock option exercise. Mr. Westerlage was also paid severance upon his termination of employment with the Company.

     Stock Options. @TRACK Communications, Inc. grants stock options to certain of its executive officers and employees under the Stock Option Plan. During 1999, @TRACK granted options to purchase a total of 790,242 shares. As of December 31, 1999, 1,946,590 stock options remained outstanding under the Stock Option Plan and options to purchase 350,613 shares remained available for grant thereunder. Also, options representing 3,798 shares were granted in 1998 to a director and are not governed by a formal plan.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table describes the number of options granted to the Chief Executive Officer and @TRACK Communications, Inc.'s other four most highly compensated executive officers during the year ended December 31, 1999 and certain other information relating to such options.

                                                  INDIVIDUAL GRANTS
                               --------------------------------------------------------
                                              PERCENT OF                                  POTENTIAL REALIZABLE
                                 NUMBER         TOTAL                                       VALUE AT ASSUMED
                                   OF          OPTIONS                                    ANNUAL RATES OF STOCK
                               SECURITIES     GRANTED TO      EXERCISE OR                  PRICE APPRECIATION
                               UNDERLYING     EMPLOYEES       BASE PRICE                     FOR OPTION TERM
                                OPTIONS       IN FISCAL         ($ PER       EXPIRATION   ---------------------
NAME                           GRANTED(1)        YEAR           SHARE)          DATE         5%          10%
----                           ----------   --------------   -------------   ----------   ---------   ---------
Jana A. Bell.................        --            --               --              --          --          --
Todd Felker..................    70,000          8.85%           $2.19        02/15/05    $205,437    $271,580
                                  1,000           0.1%           $1.47        09/03/05    $  1,970    $  2,604
William H. McCausland........    50,000           6.3%           $2.19        02/15/05    $146,740    $193,986
                                  1,000           0.1%           $1.47        09/03/05    $  1,970    $  2,604
W. Michael Smith.............     1,000           0.1%           $1.47        09/03/05    $  1,970    $  2,604
Kenneth Westerlage...........        --            --               --              --          --          --

---------------

(1) The options granted vest 20% on the date of the grant and in 20% increments on each of the first, second, third and fourth anniversaries of the date of the grant. The option grants expire six years from the date of the grant.

     In the event an optionee's position as an employee of @TRACK
Communications, Inc. terminates for any reason, unless otherwise provided in the applicable stock option agreement or applicable employment agreement, the optionee may exercise the options during the 60-day period following such termination, to the extent that the option was exercisable on the date of termination of the optionee's employment. All options that were not exercisable on the date of termination are forfeited.

             AGGREGATED OPTION EXERCISES AND YEAR END OPTION VALUES

     The following table sets forth:

     - the number of options exercised by the Chief Executive Officer and @TRACK Communications, Inc.'s four additional most highly compensation executive officers;

     - the number of options held by them as of December 31, 1999; and

     - the value of unexercisable and exercisable options held by them as of December 31, 1999, calculated as the closing price per share of the common stock on the last day of the fiscal year, which was $2.25, less the option exercise price, multiplied by the number of shares.

                                    OPTION EXERCISES
                                      DURING 1999                  NUMBER OF
                                 ----------------------      SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                                  NUMBER OF                 UNEXERCISED OPTIONS AT        IN-THE-MONEY OPTIONS AT
                                   SHARES                      DECEMBER 31, 1999             DECEMBER 31, 1999
                                 ACQUIRED ON    VALUE     ---------------------------   ---------------------------
NAME                              EXERCISE     REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                             -----------   --------   -----------   -------------   -----------   -------------
Jana A. Bell...................        --        --         166,667        333,333       $202,000       $394,036
Todd A. Felker.................        --        --          26,200         74,800       $ 13,716       $ 23,064
William H. McCausland..........        --        --          42,200         58,800       $ 34,676       $ 22,104
W. Michael Smith...............        --        --          50,200         75,800       $ 34,656       $ 52,374
Kenneth Westerlage.............    66,974      74,100            --             --             --             --

     The Board of Directors and its Compensation Committee intend to further the interests of @TRACK Communications, Inc.'s stockholders by tying a substantial portion of executive compensation to the market value of our common stock. Toward this end, we have designed our Stock Option Plan to support our ability to attract and retain qualified management and other personnel necessary for our success and progress.

                                            COMPENSATION COMMITTEE
                                            Stephen L. Greaves
                                            Gerry C. Quinn
                                            John Stupka

     Savings Plan. @TRACK Communications, Inc. has a 401(k) Retirement Investment Profit-Sharing Plan that covers all of its employees once they become eligible to participate. Pursuant to the 401(k) Plan, employees may contribute up to 20% of their pre-tax earnings. The maximum amount of contributions and forfeitures by any employee each year is $10,000; the maximum amount permitted under the Internal Revenue Code. @TRACK Communications, Inc. is not required to make any contributions to the 401(k) Plan and did not make any contributions during 1999.

EMPLOYMENT AGREEMENTS

     @TRACK Communications, Inc. has entered into employment agreements with Jana A. Bell, Todd A. Felker, Pierre H. Parent, W. Michael Smith, C. Marshall Lamm and J. Raymond Bilbao; each a member of the Company's Senior Business Team. The terms of these employment agreements generally provide that such officers are eligible to receive stock options in @TRACK Communications, Inc. and to participate in the incentive bonus plan for executive officers. In addition, the agreements prohibit the officers from competing with @TRACK Communications, Inc. during the term of their employment and for two years after their employment is terminated. In the event of termination without "cause", the employment agreements provide for severance payments equal to the remaining amount of salary payable under the contract and for continued vesting of all stock options that were granted during employment and that had not expired at the time of the termination.

     If the officer is terminated within the six months prior to or within two years following a Change in Control, other than for cause or death, the employment agreements provide for payment of severance payments equal to the sum of: (a) the highest annual salary paid to the officer during the prior two years; and (b) the highest annual discretionary bonus paid to the officer during the prior two years. The employment agreements also provide for a gross-up payment equal to the amount of excise tax assessed on the lump severance payments. Additionally upon a Change in Control, all stock options granted to the officer immediately vest.

     The employment agreements further provide the same severance benefits which would be received upon a Change in Control if the officer terminates the employment agreement because of: (a) the reduction of the officer's job title, position or responsibilities without the Employee's prior written consent; (b) the change of the location where the officer is based to a location which is more than fifty (50) miles from his present location without the officer's prior written consent; or (c) the reduction of the officer's annual salary and bonus by more than 10% from the sum of the higher rate of the officer's actual annual salary and bonus in effect within two years immediately preceding the change of control.

     For purposes of the employment agreements, a Change in Control is defined as: (a) the subsequent acquisition by any person or group of 35% or more of the Company's voting securities; (b) during any two year period, the members of the Board at the beginning of the period cease to constitute a majority of the Board unless the election or nomination of new directors by the stockholders was approved by 2/3 of directors still in office who were either directors at the beginning of the period or whose election or nomination for election was previously so approved; (c) a merger of the Company other than: (i) a merger in which the current shareholders of the Company maintain more than 80% of the voting control in the surviving entity; or (ii) a merger effected as part of a recapitalization of the Company in which no person acquires more than 30% of the voting securities then outstanding; and/or (d) the approval by the stockholders of the complete liquidation of the Company or the sale of substantially all of the assets of the Company.

     The following paragraphs present the additional details of the employment agreements with each of Ms. Bell and Messrs. Felker, Parent, Smith, Lamm and Bilbao.

     Jana A. Bell. The agreement with Ms. Bell provides for Ms. Bell's employment as President and Chief Executive Officer of @TRACK Communications, Inc. through December 31, 2000. Under the terms of the agreement, Ms. Bell is paid an annual salary of $300,000 and is eligible for an annual discretionary bonus of 50% of her base salary pursuant to the incentive bonus plan of executive officers. For more information regarding the incentive bonus plan, please refer to page 19 .

     Todd A. Felker. The agreement with Mr. Felker provides for Mr. Felker's employment as Senior Vice President, Sales, Marketing and Account Management of @TRACK Communications, Inc. through December 31, 2000. Under the terms of the agreement, Mr. Felker is paid an annual salary of $165,000 and is eligible for an annual discretionary bonus of 30% of his base salary pursuant to the incentive bonus plan of executive officers. For more information regarding the incentive bonus plan, please refer to page 19.

     Pierre H. Parent. The agreement with Mr. Parent provides for Mr. Parent's employment as Senior Vice President and Chief Technical Officer of @TRACK Communications, Inc. through December 31, 2000. Under the terms of the agreement, Mr. Parent is paid an annual salary of $157,500 and is eligible for an annual discretionary bonus of 30% of his base salary pursuant to the incentive bonus plan of executive officers. For more information regarding the incentive bonus plan, please refer to page 19.

     W. Michael Smith. The agreement with Mr. Smith provides for Mr. Smith's employment as Executive Vice President, Chief Financial Officer and Treasurer of @TRACK Communications, Inc. through December 31, 2000. Under the terms of the agreement, Mr. Smith is paid an annual salary of $162,000 and is eligible for an annual discretionary bonus of 30% of his base salary pursuant to the incentive bonus plan of executive officers. For more information regarding the incentive bonus plan, please refer to page 19.

     C. Marshall Lamm. The agreement with Mr. Lamm provides for Mr. Lamm's employment as Senior Vice President, Operations of @TRACK Communications, Inc. through December 31, 2000. Under the terms of the agreement, Mr. Lamm is paid an annual salary of $145,000 and is eligible for an annual discretionary bonus of 30% of his base salary pursuant to the incentive bonus plan of executive officers. For more information regarding the incentive bonus plan, please refer to page 19.

     J. Raymond Bilbao. The agreement with Mr. Bilbao provides for Mr. Bilbao's employment as General Counsel and Secretary of @TRACK Communications, Inc. through December 31, 2000. Under the terms of the agreement, Mr. Bilbao is paid an annual salary of $130,000 and is eligible for an annual discretionary bonus of 30% of his base salary pursuant to the incentive bonus plan of executive officers. For more information regarding the incentive bonus plan, please refer to page 19.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Jana A. Bell, the President and Chief Executive Officer of @TRACK Communications, Inc. and members of the Compensation Committee of the Board of Directors annually review and adjust the salary structures of executive officers who are not subject to employment agreements. Such decisions are subject to review by the Board of Directors. The Board of Directors annually reviews Ms. Bell's compensation package.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

AMENDED STOCKHOLDERS' AGREEMENT

     General. @TRACK Communications, Inc. and certain of its stockholders entered into a Stockholders' Agreement, dated as of February 4, 1994. In connection with transactions with affiliates of SBC Communications, Inc. consummated on September 27, 1996 and described below, the parties to the Stockholders' Agreement amended and restated the agreement in order to add Southwestern Bell Wireless Holdings, Inc., an affiliate of SBC, as a party thereto and to revise certain related provisions of the agreement. The Amended Stockholders' Agreement contains provisions relating to, among other things:

     - the transfer of shares of common stock by the stockholders who are parties thereto;

     - the grant of registration rights by @TRACK Communications, Inc. to the stockholders who are parties thereto; and

     - the election of members of @TRACK Communications, Inc.'s Board of Directors.

     As used in the following summary of the Amended Stockholders' Agreement, the following terms have the following definitions:

     - "Erin Mills Stockholders" means Erin Mills International Investment Corporation and The Erin Mills Investment Corporation;

     - "Carlyle Stockholders" means Carlyle-HighwayMaster Investors, L.P., Carlyle-HighwayMaster Investors II, L.P., TC Group, L.L.C., and Mark D. Ein; and

     - "By-Word Stockholders" means William C. Kennedy, Jr., Donald M. Kennedy, William C. Saunders, Robert T. Hayes and Robert Folsom.

     - "SBC" means SBC Communications, Inc. and its subsidiaries including Southwestern Bell Wireless Holdings, Inc. now known as SBC Wireless, Inc.

     Right of First Refusal. Under the terms of the Amended Stockholders' Agreement, the Erin Mills Stockholders, the Carlyle Stockholders, William C. Kennedy, Jr. and William C. Saunders (the "First Refusal Stockholders") granted a right of first refusal to SBC with respect to all shares of common stock owned by them. Subject to certain exceptions, the right of first refusal requires that, prior to selling any shares of common stock, a First Refusal Stockholder must offer such shares for sale to SBC in accordance with the terms of the Amended Stockholders' Agreement. In addition, any transferee who receives common stock from a First Refusal Stockholder must execute an agreement making them subject to the right of first refusal provisions of the Amended Stockholders' Agreement.

     Registration Rights. The Amended Stockholders' Agreement provides the Erin Mills Stockholders, the Carlyle Stockholders, the By-Word Stockholders and SBC with certain piggyback registration rights. Accordingly, if at any time @TRACK Communications, Inc. proposes to register any shares of its common stock (or securities convertible into or exchangeable for, or options, warrants or other rights to acquire common stock) under the Securities Act of 1933 (other than registrations on Form S-4 or Form S-8), such stockholders have the right to include shares of common stock held by them in any such registration. However, if the inclusion of shares of Common Stock pursuant to the piggyback registration provisions is reasonably determined by the managing underwriter or underwriters to materially adversely affect the success of the proposed offering, @TRACK Communications, Inc. may exclude certain shares from the offering.

     The Amended Stockholders' Agreement also provides certain parties with demand or other registration rights. In particular, the agreement provides that @TRACK Communications, Inc. will register one-half of the 1,818,018 shares of common stock issued to the Erin Mills Stockholders and certain of the Carlyle Stockholders on or after March 31, 1997 and the remaining shares on or after September 27, 1997. The Erin Mills Stockholders and the Carlyle Stockholders waived their rights to cause @TRACK Communications, Inc. to register shares, although they reserved the right to revoke such waiver at any time. The Carlyle Stockholders registered their shares pursuant to the registration described below under the heading "Registration Statement on Form S-3."

     In addition, under the Amended Stockholders' Agreement, in certain instances, some of the stockholders who are parties to the agreement have the right to demand that @TRACK Communications, Inc. register the shares of common stock held by them on up to two separate occasions. However, if the Board of Directors of @TRACK Communications, Inc. reasonably determines that, due to a pending or contemplated acquisition or disposition, a demand registration would have a material adverse effect on @TRACK Communications, Inc., @TRACK Communications, Inc. may defer such registration for a period of no more than 180 days. In addition, @TRACK Communications, Inc. may exclude certain shares from any public offering if a managing underwriter or underwriters engaged in connection with such demand registration, or the holders of a majority of the registerable securities that are subject to the demand registration, determine that the number of shares of common stock proposed to be sold pursuant to the demand registration provisions exceeds the amount that can be sold without causing a material adverse effect to @TRACK Communications, Inc.

     Election of Directors. The Amended Stockholders' Agreement provides that the parties will take all action necessary to ensure that the Board of Directors of @TRACK Communications, Inc. consists of:

     - two directors designated by the Erin Mills Stockholders;

     - one director designated by the Carlyle Stockholders;

     - two directors designated by the By-Word Stockholders;

     - two independent directors; and

     - upon the occurrence of certain events discussed below, one director designated by SBC.

The Erin Mills Stockholders have designated Gerry C. Quinn and Stephen L. Greaves to serve as directors. The Carlyle Stockholders have irrevocably waived their right to designate a director. The By-Word Stockholders have not designated a board member to replace former director William C. Kennedy, Jr. John T. Stupka serves as an independent director.

     Under certain antitrust provisions of the Communications Act of 1934, as amended by the Telecommunications Act of 1996, as amended and current Federal Communications Commission regulations, SBC is restricted in its ability to either provide interexchange services or invest in certain businesses which provide interexchange services such as @TRACK Communications, Inc. As a result of these provisions, SBC currently is not permitted to designate a person to serve on @TRACK Communications, Inc.'s Board of Directors; however, SBC is permitted to designate a non-voting delegate to the Board of Directors to attend all meetings and receive all materials distributed to directors of @TRACK Communications, Inc.

     SBC has applied to the FCC for approval to provide interexchange services. If such regulatory relief is granted, the Series D Preferred Stock that is owned by SBC will be converted into Class B Common Stock, the number of directors will be increased by one, and SBC will be entitled to designate one member of @TRACK Communications, Inc.'s Board of Directors. In addition, if at any time after the conversion of Series D Preferred Stock into Class B Common Stock, SBC and its affiliates beneficially own 20% or more of the outstanding common stock on a fully-diluted basis (including in such calculation securities owned by SBC that are convertible into common stock), the number of directors again will be increased by one, and SBC will be entitled to designate a second member of the Board of Directors.

     In general, no stockholder or group of stockholders will be entitled to designate any director if the percentage of the outstanding common stock beneficially owned by such stockholder or group of stockholders falls below 5%. Each of the Erin Mills Stockholders and the By-Word Stockholders must own at least 20% of the outstanding common stock for the right to designate two directors or at least 5% for the right to designate one director. In calculating share ownership for purposes of this minimum ownership requirement, the agreement provides that certain shares issuable upon conversion of convertible securities or upon the exercise of outstanding options, warrants or rights will be included as owned.

SBC TRANSACTIONS

     Sale of Series D Preferred Stock and Warrants. On September 27, 1996, @TRACK Communications, Inc. and SBC entered into a purchase agreement, pursuant to which @TRACK Communications, Inc. sold 1,000 shares of a new series of its preferred stock, designated as Series D Participating Convertible Preferred Stock, to SBC for $20.0 million. The Series D Stock is convertible into shares of Class B common stock, a new class of stock created by an amendment to @TRACK Communications, Inc.'s Certificate of Incorporation in January 1997.

     On September 27, 1996, in connection with the sale of Series D Stock to SBC, @TRACK Communications, Inc. issued warrants to SBC, pursuant to which SBC is entitled to purchase from @TRACK Communications, Inc. 3,000,000 shares of common stock at an exercise price of $14.00 per share and 2,000,000 shares of common stock at an exercise price of $18.00 per share, in each case subject to adjustment to prevent dilution.

     Other Agreements. On September 27, 1996, @TRACK Communications, Inc. entered into a Technical Services Agreement with SBC. Under this agreement, SBC or one or more of its affiliates will provide @TRACK Communications, Inc. with certain technical and advisory services in connection with, among other things, the operation and improvement of its communications transmission system. In addition, under the terms of the SBC Purchase Agreement, if SBC obtains regulatory relief, @TRACK Communications, Inc. promptly thereafter will be required to cause @TRACK Communications, Inc. to enter into a Voice and Data Services Agreement with an affiliate of SBC. The voice and data services agreement, if entered into by the parties, will provide that @TRACK Communications, Inc. will purchase long distance and other voice and data services from this SBC affiliate.

     In August 1998, @TRACK Communications, Inc. entered into an agreement with member companies of SBC whereby such member companies purchased 11,500 mobile units, customized proprietary software and accompanying services from @TRACK Communications, Inc. for an initial term of one year. In the first quarter of 1999, @TRACK Communications, Inc. entered into a second agreement with these SBC companies that extended the initial one-year term to three years. Subsequently, the SBC companies ordered an additional 3,140 mobile units. In January of 2000, SBC notified the Company that it had chosen the Company to provide an additional 28,000 mobile units. In the aggregate, these agreements represent the largest purchase and service contract that @TRACK Communications, Inc. has entered into to date.

     In March 1999, @TRACK Communications, Inc. entered into an agreement with Southwestern Bell Mobile Systems, Inc. Under this agreement, Southwestern Bell Mobile Systems, Inc. will provide certain administrative and billing services and cellular service in SBC cellular markets to @TRACK Communications, Inc. in connection with @TRACK Communications, Inc.'s provision of enhanced services to its end users.

REGISTRATION STATEMENT ON FORM S-3

     On September 18, 1998, @TRACK Communications, Inc. completed a registration of certain warrants and warrant shares under the Securities Act of 1933, as amended, when the Securities and Exchange Commission declared its registration statement on Form S-3 to be effective. @TRACK Communications, Inc. was required to register these warrants and warrant shares under a warrant registration rights agreement it entered into as part of a debt offering completed in 1997. Under the terms of the warrant registration rights agreement, @TRACK Communications, Inc. is required to use its best efforts to keep the registration statement continuously effective until either the warrants expire or they all have been exercised, whichever occurs first. However, during any consecutive 365-day period, @TRACK Communications, Inc. may temporarily halt the effectiveness of the registration statement on up to two occasions for no more than 45 consecutive days if certain conditions are met. The temporary halt must be in connection with a proposed acquisition, business combination or other development affecting @TRACK Communications, Inc., and the Board of Directors must determine that disclosure of the proposed development would not be in the best interests of @TRACK Communications, Inc. @TRACK Communications, Inc. will not receive any income from the sale of the warrants by the selling warrant holders. However, if or when any warrants are exercised, @TRACK Communications, Inc. will receive the exercise price for the warrant shares. During 1999, no warrant shares were exercised.

     @TRACK Communications, Inc. provided all eligible parties under the Amended Stockholders' Agreement notice of their opportunity to piggyback the registration of their @TRACK Communications, Inc. common stock in connection with the Registration Statement on Form S-3. The Carlyle Stockholders were the only eligible parties who exercised such piggyback rights, and the Carlyle Shareholders are offering all 2,723,468 shares beneficially owned by them to the public under the Registration Statement. During 1999, the Carlyle Stockholders did not sell any common stock pursuant to the offering.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information, as of March 31, 2000, regarding beneficial ownership of the common stock and the percentage of total voting power held by:

     - each stockholder who is known by @TRACK Communications, Inc. to own more than five percent (5%) of the outstanding common stock;

     - each director;

     - each executive officer; and

     - all directors and executive officers as a group.

Unless otherwise noted, the persons named below have sole voting and investment power with respect to such shares. The beneficial ownership information is based on the most recent Schedule 13D or 13G filed with the Securities and Exchange Commission by the named stockholders. The numbers in the column titled "Number of Shares of Common Stock Beneficially Owned" do not include any shares underlying stock options that are exercisable within 60 days of March 31, 2000, as such shares are addressed separately under the heading "Options Exercisable Within 60 Days."

                                           NUMBER OF SHARES     OPTIONS      PERCENT OF
                                           OF COMMON STOCK    EXERCISABLE      CLASS
                                             BENEFICIALLY       WITHIN      BENEFICIALLY
NAME OF HOLDER                                  OWNED           60 DAYS        OWNED
--------------                             ----------------   -----------   ------------
Erin Mills Stockholders(1)...............     9,088,326              --          35%
  7501 Keele Street
  Suite 500
  Concord, Ontario L4K1YZ, Canada
Southwestern Bell Wireless Holdings,
  Inc.(2)................................     6,600,000              --          26%
  17330 Preston Road
  Suite 100A
  Dallas, Texas 75252
Carlyle Stockholders(3)..................     2,723,468              --          11%
  1001 Pennsylvania Avenue, N.W.
  Suite 220 South
  Washington, D.C. 20004-2505
Jana A. Bell.............................        45,833         124,167           *

                                           NUMBER OF SHARES     OPTIONS      PERCENT OF
                                           OF COMMON STOCK    EXERCISABLE      CLASS
                                             BENEFICIALLY       WITHIN      BENEFICIALLY
NAME OF HOLDER                                  OWNED           60 DAYS        OWNED
--------------                             ----------------   -----------   ------------
William C. Kennedy, Jr. .................     1,979,318              --           8%
Stephen L. Greaves(4)....................            --              --          --
Gerry C. Quinn(4)........................       272,650              --           1%
John T. Stupka...........................            --           3,798           *
David H. Bagley..........................            --           2,501           *
J. Raymond Bilbao........................            --           6,800           *
Todd A. Felker...........................            --          40,200           *
Robert J. Lambert, Jr. ..................            --           5,300           *
Robert W. LaMere.........................         2,010          24,200           *
C. Marshall Lamm.........................         5,000          15,000           *
Louis W. McAnally........................            --          10,001           *
Pierre H. Parent.........................            --          20,200           *
W. Michael Smith.........................            --          50,200           *
Stephen P. Tacke.........................            --               0           *
Ken D. Vandagriff........................            --           8,000           *
Jonathan L. Wiener.......................            --           5,600           *
All directors and executive officers as a
  group (16 persons).....................       325,493         315,967           1%

---------------

 *  Less than 1%

(1) This includes 9,061,310 shares of common stock owned of record by Erin Mills International Investment Corporation and 27,016 shares owned of record by The Erin Mills Investment Corporation. Pursuant to an agreement with the Erin Mills Stockholders, Mr. Quinn has a right to acquire up to 272,650 of the shares of @TRACK Communications, Inc. held by the Erin Mills Stockholders.

(2) This includes 1,600,000 shares of common stock issuable to Southwestern Bell Wireless Holdings, Inc. upon the conversion of shares of 1,000 shares of convertible Series D Preferred Stock and 5,000,000 shares of common stock issuable to SBW upon the exercise of warrants.

(3) This includes:
           - 2,222,799 shares owned of record by Carlyle-HighwayMaster Investors, L.P.;
           - 209,354 shares owned of record by Carlyle-HighwayMaster Investors II, L.P.; and
           - 291,315 shares of record owned by TC Group, L.L.C.

    All of these entities are deemed to have beneficial ownership of the shares owned of record by each such other entity.

(4) Messrs. Quinn and Greaves are affiliated with the Erin Mills Stockholders, and they both disclaim beneficial ownership of the shares owned by the Erin Mills Stockholders. However, pursuant to an agreement with the Erin Mills Stockholders, Mr. Quinn has a right to acquire up to 272,650 of the shares of @TRACK Communications, Inc. held by such stockholders. As a result, only 272,650 of the Erin Mills Stockholders' shares are included in the table for Mr. Quinn, and none of the Erin Mills Stockholders' shares are included in the table for Mr. Greaves.

     Under the Amended Stockholders' Agreement, certain of @TRACK Communications, Inc.'s stockholders have agreed to vote the shares of common stock held by them with respect to certain matters as specified therein, and accordingly, they may be deemed to beneficially own all the shares of common stock subject to the Amended Stockholders' Agreement. As of March 31, 2000, 14,917,672 shares of common stock, representing 59% of the outstanding shares of common stock at March 31, 2000, were subject to the Amended Stockholders' Agreement. All of the parties to the Amended Stockholders' Agreement who have filed Schedule 13Ds or Schedule 13Gs with the Securities and Exchange Commission have disclaimed beneficial ownership to any shares of common stock held by any other party to the Amended Stockholders' Agreement as a result of such agreement. As a result, the share ownership information in the table above does not include all of the shares subject to the Amended Stockholders' Agreement for each stockholder party thereto. For additional information regarding the Amended Stockholders' Agreement, please refer to page 12.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT

     Section 16(a) of the Exchange Act requires @TRACK Communications, Inc.'s directors and executive officers, and persons who own more than 10% of a registered class of @TRACK Communications, Inc.'s equity securities to file with the Commission initial statements of beneficial ownership of securities and subsequent changes in beneficial ownership of @TRACK Communications, Inc. Officers, directors and greater-than-10% stockholders are required by the Commission's regulations to furnish @TRACK Communications, Inc. with copies of all Section 16(a) forms they file.

     To @TRACK Communications, Inc.'s knowledge, based solely on a review of the copies of such reports furnished to @TRACK Communications, Inc. and written representations that no other reports were required, during the fiscal year ended December 31, 1999, its officers, directors and greater-than-10% beneficial owners timely complied with all section 16(a) filing requirements applicable to them. However, one officer failed to file his Form 3 within 10 days of his appointment as an officer instead filing the Form 3 within 10 days of the end of the month in which he was appointed as an officer.

         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     Our Compensation Committee has prepared its report on 1999 executive compensation as required by rules of the Commission. This report provides specific information regarding compensation of @TRACK Communications, Inc.'s President and Chief Executive Officer and its executive officers as a group.

COMPENSATION POLICIES

     @TRACK Communications, Inc. structures compensation of its executives in a manner that is intended to be competitive in the marketplace and to link compensation to the long-term business objectives of @TRACK Communications, Inc. and the enhancement of stockholder value. @TRACK Communications, Inc. has retained certain executives pursuant to long-term employment contracts which govern their compensation and others are evaluated on an ongoing basis. See "Directors and Executive Officers -- Employment Agreements." In determining an executive's total compensation package, the Compensation Committee considers several factors, including improvements in overall corporate or business unit performance; increases in installed customer base; development efforts that result in greater efficiency or competitive advantages to @TRACK Communications, Inc.; and the level of responsibility, prior experience, satisfaction of individual performance goals and comparable industry compensation levels for an equivalent position.

     Decisions concerning compensation of executive officers with employment contracts have been made by the Compensation Committee with the approval of the Board of Directors. Those executives whose salaries are not established by employment contract are set by the Chief Executive Officer or the Chief Financial Officer and are subject to review by the Compensation Committee and the Board of Directors. The Board of Directors has delegated to the Compensation Committee, which currently consists of Gerry C. Quinn, John Stupka and Stephen
L. Greaves, the task of discussing strategy and policy matters related to the Stock Option Plan, although it also reviews other forms of compensation from time to time. None of the members of the Compensation Committee is an officer or employee of @TRACK Communications, Inc. or holds options granted under the Stock Option Plan.

COMPENSATION OBJECTIVES

     @TRACK Communications, Inc. compensates its executives in a manner that is intended to:

     - be competitive in the marketplace;

     - link compensation to long-term business objectives; and

     - link compensation to the enhancement of stockholder value.

Certain executives have been retained pursuant to long-term employment contracts which govern their compensation and others are evaluated on an ongoing basis. @TRACK Communications, Inc. considers both objective and subjective criteria in determining an executive's compensation package. These factors include:

     - improvements in overall corporate performance;

     - improvements in business unit performance;

     - increases in installed customer base;

     - development efforts that result in greater efficiency or competitive advantage;

     - level of responsibility;

     - prior experience;

     - satisfaction of individual performance goals; and

     - comparable industry compensation for an equivalent position.

COMPONENTS OF COMPENSATION

     @TRACK Communications, Inc. offers compensation to executive officers that includes base salary, short-term cash incentive compensation in the form of a bonus, if appropriate, and long-term incentive compensation in the form of stock option grants. These elements are addressed separately.

     Base Salaries. Those executives whose salary structures are not established by employment agreements are subject to annual adjustment by the Chief Executive Officer or the Chief Financial Officer. These adjustments and are subject to review by the Compensation Committee and the Board of Directors, based on the compensation policies described above. The Compensation Committee and the Board of Directors may also consider such other factors in executive salary decisions as market competition, inflation and other equity considerations. Salary increases reflect job changes, promotions, market adjustment reviews and ordinary increases. Executive salary increases in 1999 ranged from 0% to 30%.

     1999 Short-term Incentives -- Cash Bonuses and Commissions. In 1999 and preceding years, @TRACK Communications, Inc.'s policy was to award cash bonuses based on @TRACK Communications, Inc.'s performance on a company-wide or a case-by-case basis. Under this policy and under the terms of the then-existing employment arrangements, the Board of Directors envisioned that bonuses for the executive officers would be tied to our profitability and would be discretionary. As reflected in the Summary Compensation Table on page 8 of this proxy statement, in 1999, Ms. Bell and Messrs. Felker, McCausland, Smith and Westerlage received bonuses. See "Directors and Executive Officers -- Employment Contracts" and "Compensation of Certain Executive Officers -- Summary Compensation Table."

     1999 Short-term Incentives -- Cash Bonuses and Commissions. @TRACK Communications, Inc. has implemented an incentive bonus plan for the members of the senior business team who report directly to the Chief Executive Officer. Under the incentive bonus plan in 1999, @TRACK Communications, Inc. may pay each such person a bonus of up to 30% of his or her base salary if he or she achieves certain defined goals and objectives. Half of the available bonus is tied directly to the financial performance of @TRACK Communications, Inc., and the remaining half is tied to defined organizational goals by the individual's functional area of responsibility. @TRACK Communications, Inc.'s Chief Executive Officer, subject to the review and approval of the Compensation Committee of the Board of Directors, determines whether any executive achieved his or her goals and is entitled to receive the bonus. The Compensation Committee of the Board of Directors, subject to the review and approval of the Board of Directors, determines whether Ms. Bell achieved her goals and is entitled to receive her bonus.

     Long-term Incentives -- Stock Option Grants. The Compensation Committee selects certain executive officers of @TRACK Communications, Inc. to receive stock options to purchase shares of common stock, which include both incentive stock options and nonqualified stock options pursuant to the terms of the Stock Option Plan. In the case of the Chief Executive Officer or the Chief Financial Officer, the Board of Directors makes this selection. The Compensation Committee administers the Stock Option Plan, determines those officers or other employees to whom options will be granted and prescribes the terms and conditions of such options, which need not be identical even for similarly situated employees.

     The Board of Directors and its Compensation Committee intend to further the interests of @TRACK Communications, Inc.'s stockholders by tying a substantial portion of executive compensation to the market value of our common stock. @TRACK Communications, Inc. granted new options representing a total of 455,508 shares to executive officers during 1999.

POLICY WITH RESPECT TO THE $1 MILLION DEDUCTION LIMIT

     Section 162(m) of the Internal Revenue Code of 1986, as amended generally limits the U.S. corporate income tax deduction for compensation paid to each executive officer named in the summary compensation table in the proxy statement of a public company to $1 million for each year, unless certain requirements are met. For fiscal 1999, the limitation imposed by Section 162(m) did not apply to the compensation paid to any executive officers. Therefore, the Board of Directors has taken no action in response to Section 162(m). The Board of Directors will consider actions to qualify compensation for deduction should it appear that the limits of 162(m) will be exceeded, but will retain the discretion to pay non-deductible compensation if that would be in the best interests of @TRACK Communications, Inc. and their stockholders under the circumstances.

SUMMARY

     The Compensation Committee believes that @TRACK Communications, Inc.'s executive compensation policies and actions provide @TRACK Communications, Inc.'s executive officers with the appropriate incentives to achieve @TRACK Communications, Inc.'s short and long-term goals and to enhance stockholder value.

                                            COMPENSATION COMMITTEE
                                            Stephen L. Greaves
                                            Gerry C. Quinn
                                            John Stupka

                               PERFORMANCE GRAPH

     The following graph compares total stockholder returns of @TRACK Communications, Inc. since its initial public offering of common stock on June 22, 1995 to two indices:

     - the NASDAQ CRSP Total Return Index for the NASDAQ Stock Market, U.S. companies (the "NASDAQ-US Index"), and

     - the NASDAQ CRSP Total Return Index for Telecommunications Stocks (the "NASDAQ-Industry Index").

     The total return for @TRACK Communications, Inc.'s stock and for each index assumes $100 invested on June 22, 1995 in @TRACK Communications, Inc.'s common stock, the NASDAQ-US Index and the NASDAQ-Industry Index, including the reinvestment of dividends, although cash dividends have never been declared on @TRACK Communications, Inc.'s stock. @TRACK Communications, Inc.'s common stock is traded on the NASDAQ SmallCap Market and is a component of both the NASDAQ-US Index and the NASDAQ-Industry Index.

COMPARISON OF CUMULATIVE TOTAL RETURN ON INVESTMENT SINCE @TRACK COMMUNICATIONS,
                                     INC.'S
                    INITIAL PUBLIC OFFERING ON JUNE 22, 1995

                                    [GRAPH]

----------------------------------------------------------------------------------------------------------------
                                     6/22/95      12/31/95     12/31/96     12/31/97     12/31/98     12/31/99
----------------------------------------------------------------------------------------------------------------
 ATRK                                  100        52.53        91.77        28.80         5.70        11.39

 Nasdaq Telecomm Index                 100       114.86       117.45       173.92       284.02       502.24

 Nasdaq US Index                       100       112.57       138.43       169.83       238.73       442.99


The closing price of the common stock on the last trading day of the 1999 fiscal year was $2.25 per share. Historical stock price performance is not necessarily indicative of future price performance.

     THE MATERIAL IN THE REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION AND THE PERFORMANCE GRAPH IS NOT "SOLICITING MATERIAL," IS NOT DEEMED FILED WITH THE COMMISSION AND IS NOT TO BE INCORPORATED BY REFERENCE INTO ANY FILING OF @TRACK COMMUNICATIONS, INC. UNDER THE SECURITIES ACT OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, WHETHER MADE BEFORE OR AFTER THE DATE HEREOF AND IRRESPECTIVE OF ANY GENERAL INCORPORATION LANGUAGE IN ANY FILING.

CHANGE IN COMPANY'S CERTIFYING ACCOUNTANT

     The Company dismissed its independent auditors, PricewaterhouseCoopers LLP, effective as October 13, 1999. The Audit Committee of the Company's Board of Directors recommended this action to the Company's Board of Directors who subsequently approved this action. The reports of PricewaterhouseCoopers LLP on the Company's financial statements for the fiscal years ended December 31, 1998 (the "1998 fiscal year") and December 31, 1997 (the "1997 fiscal year") did not contain any adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the 1997 fiscal year, the 1998 fiscal year and the period since the end of the 1998 fiscal year, there were no disagreements between the Company and PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused it to make a reference to the subject matter of the disagreements in connection with its reports. In addition, during the 1997 fiscal year, the 1998 fiscal year and the period since the end of the 1998 fiscal year, there were no "reportable events" within the meaning of Item 304(a)(1)(v) of Regulation S-K under the Securities Act of 1933, as amended. The Company reported the change in its Certifying Accountants in a Form 8-K filed with the Commission on October 20, 1999. The Company requested that PricewaterhouseCoopers LLP furnish it a letter addressed to the SEC stating whether or not it agrees with the above statements and a copy of such letter, dated October 20, 1999, was filed as Exhibit 16 to the Company's October 20, 1999 Form 8-K.

     The Company engaged Arthur Andersen LLP as its new independent accountants as of October 13, 1999. During the 1997 fiscal year, the 1998 fiscal year and the period since the end of the 1998 fiscal year, the Company has not consulted with Arthur Andersen LLP regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company's financial statements, and neither a written report was provided to the Company nor was oral advice provided that Arthur Andersen LLP concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

ANNUAL REPORT ON FORM 10-K

     We will furnish a copy of our Annual Report on Form 10-K for 1999, as filed with the Commission, without exhibits, without charge to any person requesting a copy thereof in writing and stating that such person is a beneficial holder of shares of our common stock on the Record Date for the Annual Meeting. If you are a beneficial owner of shares and would like to request a copy of our Annual Report, please send a written requests to Investor Relations, 1155 Kas Drive, Suite 100, Richardson, Texas 75081. A copy of the 1999 Annual Report to Shareholders may be viewed on the Company's website at www.at-track.com.

OTHER MATTERS

     The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

                                            By Order of the Board of Directors

                                            /s/ J. RAYMOND BILBAO
                                            J. RAYMOND BILBAO
                                            Secretary

April 26, 2000

                                   EXHIBIT A
                              AMENDMENT NUMBER ONE
                          @TRACK COMMUNICATIONS, INC.
                              AMENDED AND RESTATED
                             1994 STOCK OPTION PLAN

     WHEREAS, @TRACK Communications, Inc. (formerly HighwayMaster
Communications, Inc.) (the "Company") has heretofore adopted the HighwayMaster Communications, Inc. Amended and Restated 1994 Stock Option Plan (the "Plan"); and

     WHEREAS, the Company desires to amend the Plan to permit the Company to issue grants of stock options to non-employee directors; and

     WHEREAS, the Company desires to further amend the Plan to reflect the change in the Company's name to @TRACK Communications, Inc.

     NOW, THEREFORE, BE IT RESOLVED that the Company does hereby amend the Plan as follows:

          1. Each reference to "HighwayMaster Communications, Inc." shall be revised to be and to read "@TRACK Communications, Inc."

          2. Section 2.1 of the Plan is hereby amended by revising Section 2.1(j) to the end thereof, to be and read as follows:

             "(j) "Optionee" means an Employee or Non-employee Director to whom an Option has been granted under the Plan."

          3. Section 2.1 of the Plan is hereby further amended by adding the following new Section 2.1(o) to the end thereof, to be and read as follows:

             "(o) "Non-employee Director" means a member of the Board of Directors who is not an Employee as defined in Section 2.1(f) above."

          4. Section 4.1 of the Plan is hereby revised to be and read as follows:

        "Options under the Plan may be granted to any Employee of the Company or any Subsidiary or any Non-employee Director. The Committee shall determine those Employees to whom Options shall be granted and, subject to Section 3.2 hereof, the number of shares of Common Stock subject to each such Option. The Board shall determine those Non-employee Directors to whom Options shall be granted and, subject to Section 3.2 hereof, the number of shares of Common Stock subject to each such Option."

          5. Section 5.1 of the Plan is hereby amended by revising the first sentence thereof to be and read as follows:

        "The Committee may from time to time in its discretion grant Options to Employees. The Board may from time to time in its discretion grant Options to Non-employee Directors; provided, however, that the Board shall not grant Incentive Stock Options to a Non-employee Director."

          6. Section 6.1 of the Plan is hereby amended by revising the first sentence thereof to be and read as follows:

        "Except as provided in Section 6.2, if an Optionee's position as an Employee of a Company or a Subsidiary, or as a member of the Board of Directors, as applicable, terminates for any reason other than death, the Optionee may, unless the applicable Option Agreement provides otherwise, exercise an Option previously granted within sixty (60) days after the date of such termination, but in no event later than the date on which the Option would have expired in accordance with its terms."

          7. Section 6.2(a) of the Plan is hereby amended by revising the first sentence thereof to be and read as follows:

        "If an Optionee dies while he or she is either (i) an Employee of the Company or a Subsidiary, or (ii) a member of the Company's Board of Directors, and at the time of his or her death the Optionee was entitled to exercise an option theretofore granted to him or her, the Option shall, unless the applicable Option Agreement provides otherwise, expire sixty days after his or her death, but in no event later than the date on which the Option would have expired if the Optionee had lived."

          8. Section 6.2(b) of the Plan is hereby amended by revising the first sentence thereof to be and read as follows:

        "If an Optionee dies during the 60-day period after the termination of his or her position as (i) an Employee of the Company or a Subsidiary, or (ii) a member of the Company's Board of Directors, and at the time of his or her death the Optionee was entitled to exercise an option theretofore granted to him or her, the Option shall, unless the applicable Option Agreement provides otherwise, expire sixty days after which his or her position was terminated, but in no event later than the date on which the Option would have expired if the Optionee had lived."

          9. Section 7.1 shall be amended by deleting the second sentence thereof.

          10. Section 7.3 of the Plan is hereby amended by revising the first sentence thereof to be and read as follows:

        "In making determinations concerning the Employees or Non-employee Directors who shall receive Options as well as the number of shares to be covered thereby and the time or times at which they shall be granted, the Committee or the Board, as applicable, shall take into account the nature of the services rendered by the respective Optionees, their past, present and potential future contributions to the Company's success, and such other factors as the Committee may deem relevant." Notwithstanding any provision hereof, the Board shall not grant Incentive Stock Options to a Non-employee Director."

     IN WITNESS WHEREOF, the Company has caused this Amendment Number One to the @TRACK Communications, Inc. Amended and Restated 1994 Stock Option Plan to be
executed in its name and on its behalf as of the      day of        , 2000.

                                            @TRACK COMMUNICATIONS, INC.

                                            By:
                                              ----------------------------------

                                            Title:
                                               ---------------------------------

                          @TRACK COMMUNICATIONS, INC.

                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 23, 2000

                                     PROXY

       THIS PROXY IS SOLICITED ON BEHALF OF @TRACK COMMUNICATIONS, INC.'S
                               BOARD OF DIRECTORS

         The undersigned herby appoints Jana Ahlfinger Bell and J. Raymond Bilbao, and each of them, proxies for the undersigned with full power of substitution, to vote all shares of @TRACK Communications, Inc.'s Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of @TRACK Communications, Inc., Richardson, Texas, on Tuesday, May 23, 2000 at 2:00 P.M., or at any adjournment thereof, upon the matters set forth on the reverse side and describe in the accompanying Proxy Statement and upon such other business as may properly come before the meeting or any adjournment thereof.

         PLEASE MARK THIS PROXY AS INDICATED ON THE REVERSE SIDE TO VOTE ON ANY ITEM. THIS PROXY, WHEN PROPERLY EXECUTED WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE ON THE REVERSE SIDE. IF NO SPECIFICATIONS ARE MADE, THE PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS

COMMENTS/ADDRESS CHANGE: PLEASE MARK COMMENT/ADDRESS BOX ON REVERSE SIDE



                                     (Continued and to be signed on other side)



--------------------------------------------------------------------------------
                            o FOLD AND DETACH HERE o

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2 AND 3.                   PLEASE MARK
                                                                                 YOUR VOTES AS   [X]
                                                                                 INDICATED IN
                                                                                 THIS EXAMPLE



                                                    FOR    WITHHOLD
                                                           FOR ALL
Item 1- ELECTION OF DIRECTORS.                      [ ]      [ ]     Item 2- RATIFICATION OF THE APPOINTMENT   FOR  AGAINST  ABSTAIN
        Jana Ahlfinger Bell, Stephen L. Greaves,                             OF ARTHUR ANDERSEN, LLP AS THE
        Gerry C. Quinn, John Stupka                                          COMPANY'S INDEPENDENT AUDITORS     [ ]   [ ]      [ ]
                                                                             FOR 2000.

WITHHELD FOR ONE OR MORE NOMINEES: (Write                            Item 3- AMENDMENT OF THE COMPANY'S
that nominee's name in the space provided below).                            STOCK OPTION PLAN TO PERMIT NON-  [ ]    [ ]      [ ]
                                                                             EMPLOYEE MEMBERS OF THE BOARD
                                                                             OF DIRECTORS TO PARTICIPATE IN
--------------------------------------------------                           THE STOCK OPTION PLAN.

--------------------------------------------------

--------------------------------------------------                                             I PLAN TO ATTEND THE MEETING      [ ]

                                                                                  COMMENTS/ADDRESS CHANGE Please mark
                                                                                  this box if you have written comments/address  [ ]
                                                                                          change on the reverse side.

                                                                                  Receipt is hereby acknowledge of the @Track    [ ]
                                                                                  Communications, Inc. Notice of Meeting and
                                                                                          Proxy Statement.




Signature(s)                                     Date
            -------------------------------------    ------------------------

NOTE: Please sign as name appears herein. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
--------------------------------------------------------------------------------
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